Exhibit A:
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(1)  Represents  shares  purchased  by Gazit  (1995),  Inc.  ("Gazit  1995"),  a wholly-owned subsidiary of MGN (USA) Inc. ("MGN (USA)") and a member of a "group" with Mr. Katzman for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act").

(2)  The securities reported as beneficially owned by Mr. Katzman include:

     (a) 1,202,317 shares held of record by Gazit-Globe (1982), Ltd. ("Gazit-Globe"), which is a member of a "group" with Mr. Katzman for purposes of Section 13(d) of the Exchange Act (including 19,362 shares received by Gazit-Globe under the issuer's Dividend Reinvestment and Stock Purchase Plan).

     (b) 5,386,857 shares held of record by Ficus, Inc. ("Ficus"), which is a member of a "group" with Mr. Katzman for purposes of Section 13(d) of the Exchange Act (reflects 89,674 shares transfered by Ficus to Silver Maple in a non-sale transaction). Ficus is a wholly-owned subsidiary of First Capital Realty Inc. ("First Capital"), an Ontario corporation, and is indirectly controlled by Gazit-Globe. Mr. Katzman is the President of Ficus and Chairman of the Board of First Capital and Gazit-Globe.

     (c) 7,250,469 shares held of record by Silver Maple (2001), Inc. ("Silver Maple"), which is a member of a "group" with Mr. Katzman for purposes of Section 13(d) of the Exchange Act (including 225,840 shares received by Silver Maple under the issuer's Dividend Reinvestment and Stock Purchase Plan and 89,674 shares acquired by Silver Maple from Ficus in a non-sale transaction). Silver Maple is a wholly-owned subsidiary of First Capital and is indirectly controlled by Gazit-Globe. Mr. Katzman is the President of Silver Maple and Chairman of the Board of First Capital and Gazit-Globe.

     (d) 5,781,592 shares held of record by MGN (USA), a wholly-owned subsidiary of Gazit-Globe and a member of a "group" with Mr. Katzman for purposes of Section 13(d) of the Exchange Act (including 117,037 shares received by MGN (USA) under the issuer's Dividend Reinvestment and Stock Purchase Plan).

     (e) 5,011,970 shares held of record by MGN America, Inc., a wholly-owned subsidiary of MGN (USA) and a member of a "group" with Mr. Katzman for purposes of Section 13(d) of the Exchange Act (including 146,176 shares received by MGN America, Inc. under the issuer's Dividend Reinvestment and Stock Purchase Plan).

     (f) 4,178,931 shares of record held by Gazit 1995 (including the 100,000 shares reported in footnote 1 herein, including 74,987 shares received by Gazit 1995 under the issuer's Dividend Reinvestment and Stock Purchase Plan.

     (g) 51,735 shares held of record by Mr. Katzman and his wife as custodian for their daughters (including 1,200 share received under the issuer's Dividend Reinvestment and Stock Purchase Plan less 15,000 shares sold by Mr. Katzman and his wife to Gazit 1995 at a price of $19.08 in a transactions that were exempt from Section 16 of the Exchange Act pursuant to Rule 16a-13 thereunder).

     (h) 906,356 shares held of record by Mr. Katzman (including the 92,973 reported in footnote 3 herein and 1,122 shares received by Mr. Katzman under the issuer's Dividend and Reinvestment Plan less 115,000 shares sold by Mr. Katzman to Gazit 1995 at a price of 19.08 in a transaction that was exempt from Section 16 of the Exchange Act pursuant to Rule 16a-13 thereunder).